Exhibit 99.1

SCIELE PHARMA ANNOUNCES NEW
$100 MILLION CREDIT FACILITY

ATLANTA (September 19, 2006) — Sciele Pharma, Inc. (NASDAQ:SCRX), a specialty pharmaceutical company, today announced that it has entered into an agreement for a new $100 million credit facility for a five-year term, which replaces the Company’s current $20 million credit facility.   The new credit facility was underwritten by a syndicate of financial institutions led by UBS Investment Bank and LaSalle Bank National Association.

Darrell Borne, Executive Vice President and Chief Financial Officer, said, “This credit facility will provide added flexibility for potential opportunities to drive the Company’s future growth.”

Sciele Pharma, Inc. Background

Sciele Pharma, Inc. is a pharmaceutical company specializing in sales, marketing and developing branded prescription products focused on Cardiovascular/Metabolic and Women’s Health. The Company’s Cardiovascular/Metabolic products treat patients with high cholesterol, hypertension, high triglycerides, unstable angina and Type 2 diabetes, and its Women’s Health products are designed to improve the health and well-being of mothers and their babies. Headquartered in Atlanta, Georgia, and founded in 1992, Sciele employs more than 700 people, including approximately 560 sales representatives. The Company’s success is based on placing the needs of patients first, improving health and quality of life and implementing its business platform — an Entrepreneurial Spirit, Innovation, Speed of Execution, Simplicity and Teamwork. For more information about Sciele Pharma and its products, visit www.sciele.com.

CONTACT: Sciele Pharma, Inc.
Joseph T. Schepers, 678-341-1401
ir@sciele.com